EXHIBIT 2.2

FIRST AMENDMENT TO EQUITY INTEREST PURCHASE AGREEMENT

THIS FIRST AMENDMENT TO EQUITY INTEREST PURCHASE AGREEMENT (this “First Amendment”) is made and entered into to be effective as of the 17th day of October, 2014 (the “First Amendment Effective Date”), by and among SMTP, Inc., a Delaware corporation, its affiliates and its subsidiaries (the “Buyer”), and each of the individual shareholders and entities listed on Exhibit A to the Purchase Agreement (together, “Sellers” and each a “Seller”).

W I T N E S S E T H:

WHEREAS, Sellers and Buyer are parties to that certain Equity Interest Purchase Agreement dated as of August 14, 2014 (the “Purchase Agreement”), pursuant to which Sellers agreed to sell to Buyer, and Buyer agreed to purchase from Sellers, the Shares (as defined in the Purchase Agreement); and

WHEREAS, the parties now mutually desire to amend the Purchase Agreement to (i) correctly align the intended Buyer pursuant to the intent of the parties, (ii) clarify certain business issues agreed to by the parties pursuant to the terms and provisions set forth herein, (iii) add schedules that were inadvertently left out of the executed Purchase Agreement, and (iv) incorporate additional representations of the Sellers.

NOW, THEREFORE, for and in consideration of the premises and mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser hereby agree that the Purchase Agreement is hereby amended as follows:

1.

All capitalized terms used in this First Amendment, to the extent not otherwise expressly defined herein, shall have the same meanings ascribed to such terms in the Purchase Agreement.

2.

Sellers and Buyer agree and acknowledge that Buyer’s rights in and to the Purchase Agreement, as amended by this First Amendment, have been extended to include Buyer’s affiliates and subsidiaries, including, but not limited to, SMTP Holdings S.a.r.l., an entity organized under the laws of Luxembourg.

3.

The first paragraph of Section 2.4(b) of the Purchase Agreement is hereby deleted in its entirety, and the following provision is inserted in its place and stead for all purposes:

“(b)

The adjustments to the Earn-out Cash Consideration shall be made based on Buyer’s audit of its financial records for the fiscal year ending December 31, 2015, in accordance with GAAP, from the sum (such sum, the “Achieved Relevant 2015 Revenues”) of (A) 100% of the sales of the Company Group’s GraphicMail or white label software, (B) 35% of the sales of Buyer’s SMTP relay services to customers, resellers, distributors and partners (together, the “Customers”) outside of the United States through Buyer’s and the Company Group’s sales channels (the “SMTP Service

Revenue” (C) 35% of the sales of Buyer’s SharpSpring services to Customers globally through the Company Group’s sales channels (the “Sharp Spring Service Revenue”), (D) 35% of the amount of Buyer’s SMTP relay services revenue from Customers within the United States that is above $3,300,000, (E) 10% of all SMTP revenues globally where the Customer utilizes the TransSend API, and (F) 100% of the net cost savings achieved in 2015 in excess of $250,000 related to the combination and integration of the Buyer and Company Group’s operations (including facility closure costs, labor and benefits costs, if applicable, and excluding one-time costs such as severance) as follows:”

4.

Section 4.23(e) is hereby deleted in its entirety, and the following provision is inserted in its place and stead for all purposes:

“(e)

Except as set forth on Schedule 4.23(e), to the Company Group’s Knowledge, personal information owned, licensed, or maintained by the Seller, or otherwise within the custody and/or control of the Seller (“Personal Information”), has not been lost, stolen, or subjected to unauthorized access (each such event, a “Data Security Event”), and no Data Security Event has triggered any duty under any applicable law, regulation, or contract, to provide notice to any third party. With regard to the Data Security Event disclosed on Schedule 4.23(e): (a) the only Personal Information acquired by a third party was comprised of e-mail addresses, (b) the e-mail list was not a list of persons grouped by financial, healthcare, employment, criminal, or any other sensitive status, and (c) no suit has been filed or threatened, no government investigation has been undertaken, and no economic or non-economic harm has resulted or been claimed with regard to such Data Security Event, and (d) copies of all correspondence with and from individuals who may have been affected as a result of such Data Security Event and all correspondence with and from any relevant regulator or government agency relating to such Data Security Event have been disclosed.”

5.

Except as amended herein, the terms and conditions of the Purchase Agreement shall continue in full force and effect and are hereby ratified in their entirety.

6.

This First Amendment may be executed in one or more counterparts, each of which when taken together shall constitute but one and same amendment.

7.

The parties hereto agree and acknowledge that (i) the Purchase Agreement, as amended, shall be construed as if SMTP, Inc., its affiliates and its subsidiaries were the original “Buyer” to the Purchase Agreement, (ii) the schedules attached hereto were inadvertently left out of the executed Purchase Agreement and the Purchase Agreement shall be construed as if such schedules were contained in the Purchase Agreement, and (iii) the Purchase Agreement shall be construed as if the terms of this First Amendment were contained in the Purchase Agreement.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this First Amendment to be effective as of the First Amendment Effective Date set forth above.

BUYER:	SMTP, INC.
By: /s/ Jonathan M. Strimling Name: Jonathan M. Strimling Title: CEO

COMPANY GROUP:	INTERINBOX SA
By: /s/ Nick Eckert Name: Nick Eckert Title: CEO

ERNEPH 2012B (GRAPHICMAIL SOUTH AFRICA)

By: /s/ Nick Eckert

Name:

Nick Eckert

Title:

Director

ERNEPH 2012A (ISMS SOUTH AFRICA)

By: /s/ Nick Eckert

Name:

Nick Eckert

Title:

Director

QUATTRO  HOSTING LLC USA

By: /s/ Nick Eckert

Name:

Nick Eckert

Title:

Officer

[Signature Page to First Amendment to Equity Interest Purchase Agreement]

SELLERS:

/s/ Paul Honig

Paul Honig

/s/ Nick Eckert

Nick Eckert

/s/ Ernie Retief

Ernie Retief

PENTASOFT LTD

By: /s/ Charalampss Charalampou

Name:

Charalampss Charalampou

Title:

Director of Epssoua Consultats Ltd

[Signature Page to First Amendment to Equity Interest Purchase Agreement]